Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Third Quarter Results

Whippany, New Jersey, August 6, 2026 -- Suburban Propane Partners, L.P. (NYSE:SPH), today announced earnings for its third quarter ended June 27, 2026.

Consistent with the seasonal nature of its business, the Partnership typically experiences a net loss in the third quarter of its fiscal year. Net loss for the third quarter of fiscal 2026 was $17.5 million, or $0.26 per Common Unit, compared to a net loss of $14.8 million, or $0.23 per Common Unit, for the third quarter of fiscal 2025. Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA, as defined and reconciled below) for the third quarter of fiscal 2026 was $18.0 million, compared to $27.0 million in the prior year third quarter.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “The third quarter was impacted by near-record warm temperatures during the month of April, which reduced heat-related demand, as well as higher residential customer tank levels due to the timing of deliveries during the fiscal second quarter. However, volumes benefited from continued strength and growth in our counter-seasonal customer base, which substantially offset the impact of warmer weather on volumes. Our operating personnel remained focused on delivering exceptional customer service, managing selling prices in a rising and volatile commodity price environment, while continuing to maintain discipline over operating costs. During the quarter, we used excess cash flows and proceeds from the issuance of Common Units under our At-the-Market equity program to fund growth capital projects and reduce debt by more than $36 million.”

Mr. Stivala continued, “In our renewable natural gas (“RNG”) operations, average daily RNG injection for the third quarter was flat compared to the prior year, while revenues from RNG injection benefited from higher prices for environmental attributes, including California LCFS and D3 RIN credits. Subsequent to the end of the quarter, we placed our new anaerobic digester facility in Upstate New York into service, and expect to place our Columbus, Ohio facility into service during the fourth quarter. As a result, we will enter fiscal year 2027 with all three of our facilities operational, with continued opportunities for organic growth from ongoing capacity optimization and growth in feedstock intake.”

Retail propane gallons sold in the third quarter of fiscal 2026 of 70.6 million gallons decreased 1.8% compared to the prior year third quarter, primarily due to warmer spring temperatures that adversely impacted heat-related demand. Average temperatures (as measured by heating degree days) across all of the Partnership’s service territories during the third quarter of fiscal 2026 were 17% warmer than normal and 3% warmer than the prior year third quarter. Average temperatures for the month of April 2026 were 24% warmer than normal and 11% warmer than the prior year, ranking as the second warmest April on record.

Average propane prices (basis Mont Belvieu, Texas) for the third quarter of fiscal 2026 increased 3.6% compared to the prior year third quarter. Total gross margin for the third quarter of fiscal 2026 of $160.3 million was unchanged from the prior year third quarter. Gross margin for the third quarter of fiscal 2026 included a $0.7 million unrealized gain attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $2.9 million unrealized loss in the prior year third quarter. These non-cash adjustments, which were reported in cost of products sold, were excluded from Adjusted EBITDA for both periods. Excluding the impact of the mark-to-market adjustments, total gross margin decreased $3.9 million, or 2.4%, compared to the prior year third quarter, primarily due to lower propane volumes sold, as propane unit margins remained steady.

Combined operating and general and administrative expenses were $141.4 million for the third quarter of fiscal 2026, an increase of $5.2 million, or 3.8%, compared to the prior year third quarter. The increase was primarily attributable to higher payroll and benefit-related expenses and increased fuel and vehicle maintenance costs, partially offset by lower variable compensation costs and a benefit from production tax credits earned during the current-year quarter from RNG production. In addition, the prior year third quarter included a gain from an insurance recovery and a pension settlement charge of $0.5 million (which was excluded from Adjusted EBITDA).

During the third quarter of fiscal 2026, the Partnership utilized cash flows from operating activities and net proceeds of $6.6 million from the issuance of Common Units under its ATM program to repay $36.2 million in borrowings under its revolving credit facility. The Total Consolidated Leverage Ratio, as defined in the Partnership’s credit agreement, for the twelve-month period ended June 27, 2026 was 4.35x compared to 4.33x for the twelve-month period ended June 28, 2025.

As previously announced on July 23, 2026, the Partnership’s Board of Supervisors declared a quarterly distribution of $0.325 per Common Unit for the three months ending June 27, 2026. On an annualized basis, this distribution rate equates to $1.30 per Common Unit. The distribution is payable on August 11, 2026 to Common Unitholders of record as of August 4, 2026.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. (“Suburban Propane”) is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban Propane has been in the customer service business since 1928 and is a nationwide distributor of propane, renewable propane, renewable natural gas, fuel oil and related products and services, as well as a marketer of natural gas and electricity and producer of and investor in low carbon fuel alternatives, servicing the energy needs of approximately 1 million residential, commercial, governmental, industrial and agricultural customers through approximately 750 locations across 42 states.

Suburban Propane is supported by three core pillars: (1) Suburban Commitment to Excellence – showcasing Suburban Propane’s almost 100-year legacy, and ongoing commitment to the highest standards for dependability, flexibility, and reliability that underscores Suburban Propane’s commitment to excellence in customer service; (2) SuburbanCares – highlighting continued dedication to giving back to local communities across Suburban Propane’s national footprint; and (3) Go Green with Suburban Propane– promoting propane and renewable propane as versatile, low-carbon energy solutions and investing in the next generation of innovative, renewable energy alternatives.

For additional information on Suburban Propane, please visit www.suburbanpropane.com.

Forward-Looking Statements

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•
The impact of weather conditions on the demand for propane, renewable propane, fuel oil and other refined fuels, natural gas, renewable natural gas (“RNG”) and electricity;
•
The impact of climate change and potential climate change legislation on the Partnership and demand for propane, renewable propane, fuel oil and other refined fuels, natural gas, RNG and electricity;
•
Volatility in the unit cost of propane, renewable propane, fuel oil and other refined fuels, natural gas, RNG and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes sold as a result of customer conservation;
•
The ability of the Partnership to compete with other suppliers of propane, renewable propane, fuel oil, RNG and other energy sources;
•
The impact on the price and supply of propane, renewable propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, including hostilities in the Middle East,

Russian military action in Ukraine, global terrorism and other general economic conditions, including the economic instability resulting from natural disasters;
•
Economic volatility and downturns, including as a result of tariffs, trade conflict and related uncertainty;
•
The ability of the Partnership to acquire and maintain sufficient volumes of, and the costs to the Partnership of acquiring, reliably transporting and storing, propane, renewable propane, fuel oil and other refined fuels;
•
The ability of the Partnership to attract and retain employees and key personnel to support the growth of our business;
•
The ability of the Partnership to retain customers or acquire new customers;
•
The impact of customer conservation, energy efficiency, general economic conditions and technology advances on the demand for propane, renewable propane, fuel oil and other refined fuels, natural gas, RNG and electricity;
•
The ability of management to continue to control expenses and manage inflationary increases in fuel, labor and other operating costs;
•
Risks related to the Partnership’s renewable fuel projects and investments, including the willingness of customers to purchase fuels generated by the projects, the permitting, financing, construction, development and operation of supporting facilities, the Partnership’s ability to generate a sufficient return on its renewable fuel projects, and changing regulation and dependence on government funding for commercial viability of renewable fuel investment projects;
•
The generation and monetization of environmental attributes produced by the Partnership’s renewable fuel projects, changes to legislation or regulations concerning the generation and monetization of environmental attributes and pricing volatility in the open markets where environmental attributes are traded;
•
The impact of changes in applicable laws and government regulations, or their interpretations, including those relating to the environment and climate change, permitting, human health and safety, derivative instruments, the sale or marketing of propane and renewable propane, fuel oil and other refined fuels, natural gas, RNG and electricity, including the impact of recently adopted and proposed changes to New York law and changed regulatory priorities, and other regulatory developments that could impose costs and liabilities on the Partnership’s business;
•
The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
•
The impact of legal risks and proceedings on the Partnership’s business;
•
The impact of operating hazards that could adversely affect the Partnership’s reputation and its operating results to the extent not covered by insurance;
•
The Partnership’s ability to make strategic acquisitions, successfully integrate them and realize the expected benefits of those acquisitions;
•
The ability of the Partnership and any third-party service providers on which it may rely for support or services to continue to combat cybersecurity threats to their respective and shared networks and information technology;
•
Risks relating to the Partnership’s plans to diversify its business;
•
Risks related to the Partnership’s current and future debt obligations that may limit its ability to make distributions to Unitholders, as well as its financial flexibility;
•
The impact of current conditions in the global capital, credit and environmental attribute markets, and general economic pressures; and
•
Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s most recent Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 27, 2025 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Nine Months Ended June 27, 2026 and June 28, 2025

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 27, 2026	June 28, 2025	June 27, 2026	June 28, 2025
Revenues
Propane	$226,960	$226,890	$1,044,492	$1,082,429
Fuel oil and refined fuels	11,723	9,721	62,244	60,746
Natural gas and electricity	4,522	4,838	19,199	19,916
All other	18,174	18,701	57,036	58,051
	261,379	260,150	1,182,971	1,221,142

Costs and expenses
Cost of products sold	101,051	99,559	439,390	489,083
Operating	124,980	117,528	391,639	380,058
General and administrative	16,451	18,737	74,368	75,501
Depreciation and amortization	16,673	18,735	49,788	53,434
	259,155	254,559	955,185	998,076

Operating income	2,224	5,591	227,786	223,066

Loss on debt extinguishment	—	—	1,183	—
Interest expense, net	18,848	18,881	58,298	59,060
Other, net	721	1,303	1,977	21,499

(Loss) income before provision for income taxes	(17,345)	(14,593)	166,328	142,507
Provision for income taxes	182	242	533	801

Net (loss) income	$(17,527)	$(14,835)	$165,795	$141,706

Net (loss) income per Common Unit - basic	$(0.26)	$(0.23)	$2.49	$2.18
Weighted average number of Common Units outstanding - basic	66,680	65,381	66,506	64,936

Net (loss) income per Common Unit - diluted	$(0.26)	$(0.23)	$2.48	$2.17
Weighted average number of Common Units outstanding - diluted	66,680	65,381	66,856	65,330

Supplemental Information:
EBITDA (a)	$18,176	$23,023	$274,414	$255,001
Adjusted EBITDA (a)	$18,013	$27,019	$276,758	$277,364
Retail gallons sold:
Propane	70,622	71,913	342,380	339,679
Refined fuels	2,312	2,522	14,318	14,649
Capital expenditures:
Maintenance	$6,333	$4,845	$19,649	$17,504
Growth	$15,123	$9,835	$46,342	$40,328

(more)

(a) EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	June 27, 2026	June 28, 2025	June 27, 2026	June 28, 2025
Net (loss) income	$(17,527)	$(14,835)	$165,795	$141,706
Add:
Provision for income taxes	182	242	533	801
Interest expense, net	18,848	18,881	58,298	59,060
Depreciation and amortization	16,673	18,735	49,788	53,434
EBITDA	18,176	23,023	274,414	255,001
Loss on debt extinguishment	—	—	1,183	—
Equity in losses and impairment charges for investments in unconsolidated affiliates	541	627	1,437	23,372
Unrealized non-cash (gains) losses on changes in fair value of derivatives	(704)	2,919	(276)	(1,459)
Pension settlement charge	—	450	—	450
Adjusted EBITDA	$18,013	$27,019	$276,758	$277,364

We also reference gross margins, computed as revenues less cost of products sold as those amounts are reported on the consolidated financial statements. Our management uses gross margin as a supplemental measure of operating performance and we are including it as we believe that it provides our investors and industry analysts with additional information that we determined is useful to evaluate our operating results. As cost of products sold does not include depreciation and amortization expense, the gross margin we reference is considered a non-GAAP financial measure.

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the SEC. Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.